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                                                                    Exhibit 10.1

                     [Tecumseh Products Company Letterhead]

                               November 20, 2008

Edwin L. Buker
President & CEO
Tecumseh Products Company
1136 Oak Valley Drive
Ann Arbor, MI 48108

     Re: Amendments to Employment Agreement and 2008 Retention Arrangements

Dear Mr. Buker:

     You agreed to become the Company's CEO based on your understanding that in the event Todd and Kent Herrick and their affiliates reasserted control of the Company you would be entitled to resign your position and receive enhanced severance benefits under the terms of your Employment Agreement dated August 1, 2007, as amended by an agreement dated March 4, 2008 (the "Employment Agreement"). The Company understands that it is your view that the current effort by the Herricks, acting through Herrick Foundation, to remove two of the Company's directors and replace them with the Herricks' nominees at the shareholders' meeting to be held November 21, 2008 (the "Contested Election") would, if such effort is successful, constitute such a reassertion of control by the Herricks, possibly leading to your terminating your employment for Good Reason on Change of Control, with the meaning and effect provided in your Employment Agreement.

     The Company has determined your resignation at this point in the Company's turnaround and development efforts based on the Herricks' success in the Contested Election could have an adverse effect on the Company and its prospects. Moreover, any controversy over the interpretation of your Employment Agreement would be distracting and not be in the bests interests of the Company. In order to avoid those results, the Company is prepared to make certain payments and provide other benefits to you contingent on your remaining with the Company, notwithstanding the results of the Contested Election. In exchange, you would agree that success by the Herricks in the Contested Election, absent a subsequent termination by you for Good Reason or by the Company without Cause, would not provide a basis for you to terminate your employment and collect the enhanced severance benefits provided in Section 8(f) of your Employment Agreement, but you would retain all of the rights and benefits provided in your Employment Agreement arising from a resignation by you for Good Reason, or a termination of your employment by the Company without Cause, whether before or after a Change of Control (the definition of which would be changed to specifically include success by the Herricks in the Contested Election).

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     Based on actions taken by the Company's Compensation Committee and Board, and the Company's discussions and negotiations with you, this Letter Agreement will memorialize the agreements reached between you and the Company concerning certain amendments to your Employment Agreement, and to set forth certain payments and benefits to you to encourage you to remain with, and focused on, the Company's business.

     1.   AMENDMENTS TO EMPLOYMENT AGREEMENT

          (a) Section 8(h)(v)(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

               "(b) Executive terminates his employment for Good Reason."

          (b) Section 8(h)(vi) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

               "(b) "Incumbent Board" shall mean the individuals who, as of November 1, 2008, constituted the entire Board of Directors of the Company, and any new director whose appointment by the Board of Directors or nomination for election by the shareholders of the Company is approved by the vote of at least the majority of directors then still in office who were either directors on November 1, 2008 or whose appointment or nomination for election was previously so approved, but excluding from any such determination (a) any individual elected as a director of the Company as a result of an actual or threatened solicitation of proxies or consents or otherwise by or on behalf of any person other than the Board of Directors ("Election Contest"), including by reason of any agreement intended to avoid or settle any Election Contest, (b) any individual nominated, appointed or otherwise selected (whether in connection with the Election Contest or any time prior to the Election Contest) by the person or entity who solicited proxies or consents in connection with the Election Contest or such person's or entity's affiliates, and (c) those individuals appointed to the Board of Directors pursuant to Section 1(b)(ii) and 1(c)(ii) of that certain Settlement and Release Agreement dated as of April 2, 2007."

     2.   RETENTION PAYMENTS: CASH AND PHANTOM SHARES

          (a) The Company shall pay you $1.5 million in cash, payable in installments as follows: $500,000 shall vest and be payable on the six month anniversary of the date of this Letter Agreement; $500,000 shall vest and be payable on the twelfth month anniversary of the date of this Letter Agreement; and $500,000 shall vest and be payable on the eighteenth month anniversary of the date of this Letter Agreement; provided, however, in each instance on the applicable payment date your employment by the Company has not terminated for any reason. All payments otherwise due according to the foregoing after your employment has been terminated for any reason shall lapse and be forfeited. In addition, it is understood and agreed that the amount of any cash payments due and paid to you in accordance with the foregoing shall be set off against

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     the cash payments, if any, due you under Section 8 of your Employment
     Agreement in respect of any termination of your employment by the Company during the Employment Period (as defined in your Employment Agreement).

          (b) You will receive a grant of $1.5 million of phantom shares pursuant to the Company's Long Term Incentive Plan ("LTIP"), with the actual number of shares being determined on the basis of the closing price of the Company's Class A shares on the date of this Letter Agreement (the "Phantom Shares"). This grant is in addition to any annual grant under the LTIP to which you might be entitled. The Phantom Shares shall be issued in accordance with the LTIP, and shall vest and be payable in installments as follows: one-third shall vest and be payable on the nine month anniversary of the date of this Letter Agreement; one-third shall vest and be payable on the fifteenth month anniversary of the date of this Letter Agreement; and one-third shall vest and be payable on the twenty-first month anniversary of the date of this Letter Agreement.

          Vesting and payment for the Phantom Shares will, in each instance be contingent on your remaining in the employ of the Company on each applicable vesting and payment date, except that (i) if you are terminated by the Company without Cause (as defined in your Employment Agreement) or resign from the Company with Good Reason (as defined in your Employment Agreement), all Phantom Shares not then vested shall immediately vest and be payable as of the effective date of your termination. If your employment by the Company is terminated for any other reason, all Phantom Shares then not vested shall be canceled and forfeited.

     3.   EFFECT OF AGREEMENT

     Except as modified and supplemented herein, your Employment Agreement constitutes the entire agreement between Company and you with respect to the subject matter hereof. No change to this Letter Agreement shall be effective unless it is in writing and signed by both you and a duly authorized officer of the Company.

     4. SUCCESSORS AND ASSIGNS

     This Letter Agreement shall inure to the benefit of and be binding upon the respective heirs, executors, administrators, representatives, successors and assigns of the parties hereto; provided, however, that you may not assign your rights or obligations hereunder without the prior written consent of the Company. The Company or its successors may assign its rights and obligations hereunder to any affiliate of the Company or its successor, as the case may be, provided, that the Company or its successor, as the case may be, remains jointly and severally liable for the performance by any such affiliate of its obligations hereunder.

     5. SURVIVAL

     This Letter Agreement shall survive the termination of your employment with the Company or any successor thereof.

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     6.   GOVERNING LAW; VENUE AND JURISDICTION; ENFORCEMENT

          (a) This Letter Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan.

          (b) The parties hereby consent to the jurisdiction of the state and federal courts located in or serving the County of Washtenaw, Michigan, which shall be the exclusive venue for any legal action or proceeding filed by either party with respect to this agreement. The parties hereby further agree and irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens that either of them may now or hereafter have to the bringing of any such action or proceedings in such jurisdictions.

          (c) In connection with any proceeding brought by you or your heirs or other successors or assigns, to enforce any provision of this Letter Agreement or your Employment Agreement, whether brought by you as plaintiff or as a counter- or cross-claim by you, the Company shall advance to you all cash amounts required to pay your costs, expenses and fees (including actual attorneys' fees) incurred by you in connection with such proceeding.

     This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     Please indicate your acceptance of these terms by countersigning a copy of this Letter Agreement and returning it to the undersigned at your earliest convenience.

                                        Very truly yours,

                                        TECUMSEH PRODUCTS COMPANY


                                        By: /S/ James S. Nicholson
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                                            Its: Vice President, Treasurer and
                                                 Chief Financial Officer
                                                 -------------------------------

Accepted and agreed:


/s/ Edwin L. Buker
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Edwin L. Buker

Dated: November 20, 2008